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EXHIBIT 14.0

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

For many years, CPI has enjoyed a reputation for high ethical standards in business and civic arenas. That reputation has been built--and must be maintained--on the basis of the conduct of all who represent our Company. This Code of Business Conduct and Ethics reflects the standards CPI employees, officers and directors are expected to observe to maintain and enhance our quality business practices. Underlying this Code are the fundamental requirements of honesty and good faith in all actions that reflect on the Company and our people. Employees, officers and directors are expected to honor this spirit as well as the letter of the principles expressed in this document. Even the appearance of improper conduct must be avoided.

This Code covers a broad range of business practices and procedures, but it does not cover every issue that may arise. Always err on the side of caution and if you have any questions about any part of this Code or its application in a particular circumstance, please contact your supervisor, the President, the Chief Financial Officer or the General Counsel for guidance.

1.            Compliance with Laws, Rules and Regulations

All employees, officers and directors must respect and obey the laws, rules and regulations applicable in the jurisdictions in which we operate. You are not expected to know the details of these laws, but you should attend training sessions sponsored by the Company that cover legal issues that apply to your area of responsibility and seek advice from supervisors or the Legal Department as necessary.

2.            Conflicts of Interest

All employees, officers and directors must be scrupulous in avoiding a conflict with the Company’s interests. A “conflict of interest” exists when a person uses or appears to use their position in any way that may interfere with the interests of the Company. A conflict can arise when an employee, officer or director takes actions or has interests that may influence his or her ability to discharge his or her duties properly or make it difficult to perform his or her work on behalf of the Company. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. This Code does not attempt to describe all possible conflicts on interest which could develop. The following are some examples of situations that present a conflict of interest:

•	Owning a financial interest in any outside company that provides or seeks to provide goods or services to CPI;

•	Receiving any benefit from an outside company or person, directly or indirectly, (other than as a normal customer or shareholder) as a result of having the authority to influence Company decisions;

•	Receiving a loan or a guarantee of obligation from an outside company (other than as a normal customer);

•	Purchasing, trading or dealing with real estate which CPI purchases, sells or leases;

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Holding a position, such as owner, partner, manager, distributor or major shareholder, that may involve receipt of a benefit of any kind from a competitor or other outside company that could interfere with the best interests of CPI. (This does not preclude a family member of any employee, officer or director from holding such a position, but it does require vigilance to avoid any conflict of interest.)

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The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf, for no remuneration except compensation from CPI for performing the functions of your position.

Conflicts of interest may not always be clear-cut. If you have a question, you should consult with your supervisor or the Legal Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should promptly disclose it to his or her supervisor or the Legal Department.

3.            Gift Giving and Receiving

The purpose of business entertainment and gifts is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, officer or director, or a family member, unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. No employee, officer or director should offer, give or receive gifts from persons or entities who deal with the Company in situations where the gift is being made in order to influence such person’s or the Company’s actions or where the acceptance of the gift would create the appearance of a conflict of interest. Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

Under no circumstances should an employee give gifts, meals, or entertainment to any United States or foreign governmental personnel, to any persons employed by the United States or foreign political parties, to any candidates for political office, or to any intermediaries (for example, commission, agents, sales representatives, or consultants) who might pass on any gifts to these persons. Giving gratuities to such persons may violate United States and/or foreign statutes.

The Company complies with the U.S. Foreign Corrupt Practices Act and the laws of other countries which prohibit the payment of money or anything of value to any person who is a government official, member of a political party or candidate for political office, solely for the purpose of obtaining, retaining or directing business. These laws apply to the Company, the Company’s employees, consultants, business partners and other Company representatives. The Company observes strict accounting standards imposed by these laws on public corporations and their subsidiaries relating to the accuracy of books and records and internal controls.

4.            Insider Trading

Employees, officers and directors who have access to or knowledge of material confidential or non-public information are not permitted to buy, sell or otherwise trade CPI stock, whether or not they are relying on that information. In addition, employees, officers and directors may not buy, sell or otherwise trade CPI stock except in accordance with the Company’s insider trading policy and with prior approval from the General Counsel. They are also prohibited from sharing that information with others. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to disclose it to others who might make an investment decision on the basis of this information is not only a violation of this Code and unethical, it is also illegal. If you have any questions, please consult the Legal Department.

In addition, if an employee, director or officer has inside or unpublished knowledge about any of the Company’s suppliers, customers or any other company that we do business with, he/she may not purchase or sell securities of those companies or tip others to do so.

5.            Corporate Opportunities

Employees, officers and directors are prohibited from (a) taking for themselves personally any opportunities that belong to the Company or that are discovered through the use of Company property, information or position; (b) using corporate property, information, or position for improper personal gain,

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and (c) competing with the Company directly or indirectly, except as expressly authorized by disinterested directors of the Company. Employees, officers and directors owe a duty to the Company to advance its interests when the opportunity arises.

6.            Competition and Fair Dealing

CPI seeks competitive advantages through superior performance, never through unethical or illegal business practices. Each employee, officer and director should respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and other employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, use of privileged information, misrepresentation or any other unfair practice.

7.            Discrimination and Harassment

The diversity of the Company’s customers, employees and suppliers is a valuable asset. CPI is firmly committed to providing equal opportunity in all aspects of service and employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include unwelcome sexual advances and derogatory comments based on racial or ethnic characteristics or religious beliefs.

8.            Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions and comply with all public reporting requirements.

For example, only the true and actual number of hours worked should be reported. Business expense accounts must be only for authorized business purposes and must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or seek advice from the Finance/Administration Department.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and approved by the Chief Financial Officer.

Business records and communications often become public or may be used in litigation. Avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and other companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company’s record retention policies. Inappropriate access or modifications to, or unauthorized destruction of accounting or other business records is prohibited. These prohibitions apply to all business records and data, regardless of whether such data and records are in written form or electronically stored. If litigation or governmental investigation is anticipated or underway that may require documents under your control, contact the Legal Department.

9.            Confidentiality

Employees, officers and directors must maintain the confidentiality of non-public information about the Company, its suppliers or its customers acquired in the course of service to the Company, except when disclosure is authorized by the Legal Department or required by law or regulation. Confidential information includes all non-public information regardless of whether it may be of use to competitors or harmful to the Company or its customers if disclosed. The obligation to preserve confidential information continues even after employment ends.

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10.            Protection and Proper Use of Company Assets

All employees, officers and directors should protect the Company’s assets and ensure their efficient use for business purposes. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Company equipment should not be used for non-Company business.

The obligation of employees to protect the Company’s assets includes its proprietary information, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, ideas, designs, databases, records, salary information and any unpublished financial data and reports and customer information. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

11.            Public Company Reporting

It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations. As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely. All books and records of the Company shall be kept in such a way as to fully and fairly reflect all Company transactions. Any employee, officer or director may be called upon to provide necessary information to assure the Company’s public reports are complete, fair and understandable. Clear, open and frequent communication among all management levels and personnel on all significant financial and operating matters will substantially reduce the risk of problems in the accounting and financial reporting areas as well as help achieve operating goals. The Company expects employees, officers and directors to take this responsibility very seriously and to provide prompt, accurate answers to inquiries related to the Company’s public disclosure requirements.

12.            Amendments and Waivers of the Code of Business Conduct and Ethics

Only the Board of Directors may make any amendment to this Code. A waiver may be granted by the Board or by the Nominating and Governance Committee of the Board, subject to disclosure and other applicable requirements of the Securities and Exchange Commission and the New York Stock Exchange.

13.            Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed or suspected illegal or unethical behavior or violations of this Code. If for any reason you are not comfortable approaching a supervisor, you may contact any member of management or the Legal Department or you may leave a message on the Company’s Fraud Hotline, 866-292-4935. If you request that any reports of suspected unethical or illegal behavior be held in confidence, the Company will, to the fullest extent possible, honor that request. The Company will not allow retaliation of any kind for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct. A violation of this Code and failure to cooperate in any investigation of a suspected violation may result in disciplinary action, up to and including termination of employment.

14.            Accounting Complaints

It is a policy of CPI to comply with all applicable financial reporting and accounting regulations. Any employee, officer or director who has concerns or complaints about accounting or auditing matters is encouraged to report them to the Audit Committee of the Board of Directors. Any such report may be made to the Chairman of the Audit Committee at the offices of the Company and it will be forwarded promptly and confidentially. In addition, the Company has established a confidential, anonymous hotline operated by an independent vendor at http://www.openboard.info/cpy for reporting of concerns or complaints about accounting or auditing matters. Reports made via this Internet hotline will be delivered to the Chairman of the Audit Committee. Subject to its duties under law or legal proceedings, the Audit Committee will treat complaints and concerns it receives about suspected accounting or auditing issues confidentially. No

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employee, officer or director will be subject to disciplinary action or other retaliation for reports or complaints made in good faith.

15.            Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code. Since we cannot anticipate every situation that will arise, here are some guidelines to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being included in the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	If you are unsure of what to do in any situation, seek guidance before you act.

It is each employee’s responsibility to resolve with the General Counsel or the Chief Financial Officer of the Company any potential conflicts with this Code. Violations of this Code, even in the first instance, may result in disciplinary action up to and including dismissal of employment from the Company. In addition, violations of laws applicable to the Company could result in substantial fines to the Company and individual violators and, in certain instances, imprisonment. No improper or illegal behavior will be justified by a claim that it was ordered by someone in higher authority. No one, regardless of his or her position, is authorized to direct an employee to commit a wrongful act. The Company encourages you to ask questions and seek guidance from your supervisor or anyone on your management team, the Company’s human resources department, legal department or others designated by this Code

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ACKNOWLEDGEMENT

I have reviewed and understand the CPI Corp. Code of Business Conduct and Ethics (the “Code”). Except as described below, to the best of my knowledge, I am incompliance with the Code. Further, I agree to comply with the Code.

______________________________
(Signature)

______________________________
(Print Name)

______________________________
Social Security Number
(For internal filing only)

__________________________________
(Date)

I have the following questions about the Code or wish to disclose the following information in light of the Code:

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